Exhibit 99.1

Build-A-Bear Workshop, Inc. Names Robert L. Dixon, Jr. to Board of Directors

ST. LOUIS--(BUSINESS WIRE)--February 14, 2018--Build-A-Bear Workshop, Inc. (NYSE: BBW) announced today that Robert L. Dixon, Jr. has been appointed to the Company’s board of directors.

Mr. Dixon has been the owner of The RD Factor, Inc., a digital and information technology consulting business, since December 2016. Mr. Dixon served as Global Chief Information Officer and Senior Vice President of PepsiCo, Inc., a publicly traded global food and beverage company, from November 2007 until April 2016 and as Senior Vice President until December 2016. Prior to joining PepsiCo, Mr. Dixon held various positions with The Procter & Gamble Company, a publicly traded consumer household products company, since 1977, including Vice President of Global Business Services from 2005 until 2007. Mr. Dixon serves on the Board of Directors of Anthem, Inc., a publicly traded health benefits company, the Georgia Institute of Technology College of Engineering Advisory Board, and the President’s Advisory Board of the Georgia Institute of Technology. He previously served on the CIO Advisory Board for International Business Machines Corp.

“We are thrilled that Robert is joining our board of directors, concluding a lengthy selection process directed by our Nominating and Corporate Governance Committee with assistance from Russell Reynolds Associates. With the addition of Robert following other recent director appointments, we believe that we have enhanced the strength of our board of directors. Robert gained extensive technology experience and significant marketing experience through senior positions at two large public companies. He also has highly relevant corporate governance experience as a result of his service on the board of directors of another publicly traded company,” said Craig Leavitt, non-executive chairman of the board, Build-A-Bear Workshop.

“With his background, we believe that Robert will make an immediate contribution to our success as we continue to execute our stated strategy that is focused on transforming our operating model to capitalize on changing consumer shopping patterns while diversifying and growing revenue streams that leverage the power of the Build-A-Bear brand,” said Sharon Price John, president and chief executive officer, Build-A-Bear Workshop.

About Build-A-Bear

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has over 450 stores worldwide where guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. The company was named to the FORTUNE 100 Best Companies to Work For® list for the ninth year in a row in 2017. Build-A-Bear Workshop, Inc. (NYSE:BBW) posted a total revenue of $364.2 million in fiscal 2016. For more information, visit the Investor Relations section of buildabear.com.

CONTACT:
Build-A-Bear Workshop
Investors:
Voin Todorovic, 314-423-8000 x5221
or
Media:
Beth Kerley
bethk@buildabear.com